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                                                                      EXHIBIT 11

                             COLDWATER CREEK, INC.
                      Computation of Net Income Per Share
                (unaudited, in thousands except per share data)
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                                                                                           Three Months Ended
                                                                                  ----------------------------------------
                                                                                                             June 1, 1996
                                                                                   May 31, 1997               (Pro forma)
                                                                                  --------------             -------------
COMPUTATION OF PRIMARY NET INCOME PER SHARE
Net income as reported                                                              $ 2,073                     $1,528
   Pro forma provision for income taxes (fiscal 1996 only)                        ==============                  (604)
Pro forma net income available to common stock                                                                   -----
                                                                                                                $  924
                                                                                                                ======
Weighted average shares outstanding
   Actual shares outstanding                                                         10,120                      7,245
   Deemed shares outstanding for Sub-S distribution (fiscal 1996 only)                                             932
   Net effect of dilutive stock options based on the treasury stock method
     using the average market price                                                     323                        249
                                                                                    -------                     ------
   Total common shares and equivalents (fiscal 1996 is pro forma)                    10,443                      8,426
                                                                                    =======                     ======
Primary net income per share (fiscal 1996 is pro forma)                             $  0.20                     $ 0.11
                                                                                    =======                     ======

COMPUTATION OF FULLY DILUTED NET INCOME PER SHARE
Net income or pro forma net income (see above) available to common stock            $ 2,073                     $  924
                                                                                    =======                     ======

Weighted average shares outstanding
   Actual shares outstanding                                                         10,120                      7,245
   Deemed shares outstanding for Sub-S distribution (fiscal 1996 only)                                             932
   Net effect of dilutive stock options based on the treasury stock method
     using the higher of quarter-end market price or average market price               323                        249
                                                                                    -------                     ------
   Total common shares and equivalents (fiscal 1996 is pro forma)                    10,443                      8,426
                                                                                    =======                     ======

Fully diluted net income per share (fiscal 1996 is pro forma)                       $  0.20                     $ 0.11
                                                                                    =======                     ======
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